Exhibit 5.1

Amazon.com, Inc.
410 Terry Avenue North

Seattle, Washington 98109

July 31, 2026

Re:	Amazon.com, Inc.
Registration Statement on Form S-4 filed July 31, 2026

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-4 (the “Registration Statement”) of Amazon.com, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) on July 31, 2026 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the issuance by the Company of up to 19,161,370 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 13, 2026, among the Company, Grapefruit Acquisition Sub I, Inc., a direct, wholly owned subsidiary of the Company (“Acquisition Sub I”), Grapefruit Acquisition Sub II, LLC, a direct, wholly owned subsidiary of the Company (“Acquisition Sub II”), and Globalstar, Inc., a Delaware corporation (“Globalstar”), pursuant to which, among other things, subject to satisfaction or waiver of the conditions set forth in the Merger Agreement, (a) Acquisition Sub I will merge with and into Globalstar (the “First Merger”), with Globalstar surviving the First Merger as a direct, wholly owned subsidiary of the Company, and (b) immediately following the First Merger, Globalstar will merge with and into Acquisition Sub II (the “Second Merger”), with Acquisition Sub II surviving the Second Merger as a direct, wholly owned subsidiary of the Company.

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Merger Agreement and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid and non-assessable.

Gibson, Dunn & Crutcher LLP
200 Park Avenue | New York, NY 10166-0193 | T: 212.351.4000 | F: 212.351.4035 | gibsondunn.com

Amazon.com, Inc. July 31, 2026 Page 2

We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”).This opinion is limited to the effect of the current state of the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP